                                                                       Exhibit 3


                             SHAREHOLDERS' AGREEMENT

      SHAREHOLDERS' AGREEMENT, dated as of April 26, 2004 (this "AGREEMENT"), by and among FIDELITY INFORMATION SERVICES, INC., an Arkansas corporation (the "BUYER"), RAJENDRA B. VATTIKUTI, ("RBV"), and THE RAJENDRA B. VATTIKUTI TRUST, established pursuant to the Second Amendment and Restatement of Revocable Living Trust Agreement, dated as of February 1, 1995 (the "RBV TRUST"). Each of RBV and the RBV Trust are shareholders of Covansys Corporation, a Michigan corporation (the "COMPANY"), and are referred to herein individually as a "SHAREHOLDER" and collectively as the "SHAREHOLDERS." Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned such terms in
Article VII hereof.

                              W I T N E S S E T H:

      WHEREAS, Buyer and the Company propose to enter into, simultaneously herewith, a Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") pursuant to which Buyer will purchase from the Company for cash shares of common stock, no par value, of the Company (the "COMMON STOCK") and warrants to purchase Common Stock;

      WHEREAS, Buyer and the RBV Trust propose to enter into, simultaneously herewith, a Common Stock Purchase Agreement (as amended or supplemented from time to time, the "RBV STOCK PURCHASE AGREEMENT") pursuant to which Buyer will purchase from the RBV Trust for cash 2,300,000 shares of Common Stock (the "SALE SHARES");

      WHEREAS, the Company and the Shareholders propose to enter into, simultaneously herewith, a Voting Agreement with respect to certain voting and other matters (as amended or supplemented from time to time, the "RBV VOTING AGREEMENT" and, together with this Agreement and the RBV Stock Purchase Agreement, collectively, the "RBV AGREEMENTS");

         WHEREAS, Buyer and the Company propose to enter into, simultaneously herewith, a Standstill and Shareholder Rights Agreement (the "STANDSTILL AGREEMENT");

      WHEREAS, after the consummation of the RBV Stock Purchase Agreement, the Trust owns 6,311,759 shares of Common Stock (such shares of Common Stock, together with the Sale Shares (until such time as they are sold pursuant to the Stock Purchase Agreement) and any other shares of voting capital stock of the Company acquired by either Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "SHARES"); and

      WHEREAS, as a condition of, and inducement to, Buyer's execution of the RBV Stock Purchase Agreement and the Stock Purchase Agreement, the Shareholders have agreed to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and the RBV Stock Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I

                  RESTRICTIONS ON TRANSFER AND VOTING OF SHARES

      SECTION 1.1 RESTRICTIONS ON TRANSFER OF SHARES. Except as otherwise provided on Schedule 1.1 hereto, each Shareholder agrees that, except as contemplated under the RBV Agreements, such Shareholder shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shares or any interest in the Shares, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto, or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a "TRANSFER"). Notwithstanding anything contained in this Agreement to the contrary, during the term of this Agreement, the Shareholders shall be permitted to exercise options, warrants or other rights to acquire shares of Common Stock or any other voting capital stock of the Company, including, but not limited to, any rights pursuant to any of the RBV Agreements, provided that all such shares shall be subject to the restrictions on transfer contained in this Section 1.1.

      SECTION 1.2 VOTE IN FAVOR OF TRANSACTIONS. The Shareholders, solely in their capacity as shareholders of the Company, agree to vote all of the Shares at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (a) in favor of the approval of the Stock Purchase Agreement by the shareholders of the Company and in favor of the Transactions, (b) against (i) any Company Takeover Proposal (other than the Transactions) or (ii) any other action or agreement that the Shareholders are informed, in a Company proxy statement, would result in either a breach of a covenant, representation or warranty of the Company under the Stock Purchase Agreement or the nonfulfillment of any of the conditions to the Company's or Buyer's obligations under the Stock Purchase Agreement, and (c) in favor of any other matter relating to and necessary for the consummation of the Transactions that is presented to the shareholders of the Company for their approval.

      SECTION 1.3 GRANT OF IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, the RBV Trust agrees to deliver to Buyer a proxy with respect to the Shares in the form attached hereto as EXHIBIT A (the "PROXY"), which shall be irrevocable to the fullest extent permissible by law.

                         SECTION 1.4 VOTING COMMITMENTS.

                  (a) RBV and Buyer agree and acknowledge that pursuant to the RBV Voting Agreement and the Standstill Agreement, respectively, each of RBV and Buyer have the right to nominate a certain number of directors to the Board of Directors of the Company (the "BOARD").

                  (b) Buyer agrees to vote all shares of capital stock of the Company beneficially owned by it, which are then entitled to vote generally in the election of directors, for the election of, and against the removal of, each of the nominees of RBV for so long as RBV is entitled to designate persons to the Board pursuant to the provisions of the RBV Voting Agreement.

                  (c) The Shareholders agree to vote all Shares which are then entitled to vote generally in the election of directors for the election of, and against the removal of, each of the nominees of Buyer for so long as Buyer is entitled to designate persons to the Board pursuant to the provisions of the Standstill Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

      Each Shareholder, jointly and severally, represents and warrants to Buyer as follows:

      SECTION 2.1 AUTHORIZATION; BINDING AGREEMENT. The Shareholders have the requisite power, authority and legal capacity to enter into and to perform their respective obligations under this Agreement and the Proxy (as applicable) and to consummate the transactions contemplated hereby and thereby (as applicable). This Agreement and the Proxy have been duly and validly authorized, executed and delivered by each of the Shareholders party thereto and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitute the legal, valid and binding obligations of the Shareholders (as applicable), enforceable against the Shareholders (as applicable) in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally.

      SECTION 2.2 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

      (a)   Subject to the filings, notices and consents set forth on Schedule
2.2 hereof, the
execution and delivery of this Agreement by the Shareholders and the grant of the Proxy to Buyer by the RBV Trust does not, and the performance of this Agreement by the Shareholders and the grant of the Proxy to Buyer by the RBV Trust will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholders or by which the Shareholders or any of their respective properties are bound or affected, or (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which a Shareholder is a party or by which a Shareholder or the Shares are bound or affected. Other than RBV, there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which a Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by the Shareholders and the grant of the Proxy to Buyer by the RBV Trust does not, and the performance of this Agreement by the Shareholders and the grant of the Proxy to Buyer by the RBV Trust will not, require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, other than as set forth on Schedule 2.2 hereof. Other than the RBV Agreements and the Voting Agreement, dated as of March 17, 2000, by and among RBV, the RBV Trust, CDR-Cookie Acquisition L.L.C. and CDR-Cookie Acquisition VI-A L.L.C. (the "CDR VOTING AGREEMENT"), the Shareholders do not have any understanding in effect with respect to the voting or transfer of any Shares.

      SECTION 2.3 TITLE TO SHARES. Except as otherwise provided in Schedule 1.1 hereto, the Trust is the record and beneficial owners of all of the Shares as of the date hereof, free and clear of all encumbrances, proxies or voting restrictions other than pursuant to the RBV Agreements and the CDR Voting Agreement. The shares of Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned of record or beneficially by the Shareholders on the date of this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Shareholders as follows:

                  SECTION 3.1 GOOD STANDING AND CORPORATE POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has the full corporate power and authority (a) to enter into this Agreement and (b) to perform its obligations hereunder.

                  SECTION 3.2 AUTHORIZATION; BINDING AGREEMENT. Buyer has the requisite power, corporate authority and legal capacity to enter into and to perform Buyer's obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally.

      SECTION 3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

      (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, conflict with or violate
(i) any law, rule, regulation, order, judgment or decree applicable to Buyer or by which Buyer or any of Buyer's properties is bound or affected, (ii) result in or constitute a violation of any provision of (A) the articles of incorporation of Buyer or (B) the bylaws of Buyer, or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer is bound or affected, except in the case of clause (iii) for such conflicts, violations, breaches or defaults which in the aggregate would not reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement, the other RBV Agreements or the Stock Purchase Agreement.

      (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification by Buyer to, any third party or any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the Exchange Act and
(ii) any filings or other requirements under the HSR Act.

                                   ARTICLE IV
                                 OTHER COVENANTS

      SECTION 4.1 FURTHER ASSURANCES. From time to time, prior to the termination of this Agreement, and without additional consideration, each of the parties shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall take such further actions, as the other parties may reasonably request for the purpose of consummating the transactions contemplated hereby.

      SECTION 4.2 LEGENDING OF SHARES. The Shareholders agree that, if requested by Buyer, the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy. Each of the Shareholders agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Subject to the terms of Section 1.1 hereof, each of the Shareholders agrees that the Shareholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "SHARES" will be deemed to refer to and include the shares of the Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, converted or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

      SECTION 4.3 NO SOLICITATION OF TRANSACTIONS. Each of the Shareholders agrees, solely in the Shareholder's capacity as a shareholder of the Company, that the Shareholder shall not authorize or permit any investment banker, financial advisor, attorney, accountant or other representative retained by the Shareholder or acting on behalf of the Shareholder to solicit, initiate or enable (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Company Takeover Proposal or any Alternative Proposal, or, subject to Section 6.1 hereof, enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Company Takeover Proposal or an Alternative Proposal, or agree to or endorse any Company Takeover Proposal or any Alternative Proposal, or authorize or permit any of its Representatives to take any such action, other than with Buyer or an affiliate of Buyer. Subject to
Section 6.1 hereof, Shareholder shall immediately notify Buyer if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Company Takeover Proposal or an Alternative Proposal is made, and Shareholder shall immediately inform Buyer as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Buyer a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Takeover Proposal or an Alternative Proposal.

      SECTION 4.4 DISCLOSURE. Each of the Shareholders, solely in the Shareholder's capacity as a shareholder of the Company, and Buyer agree to permit each other to publish and disclose in connection therewith in the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission ("SEC") in connection therewith), and in any press release or other disclosure document in which such party reasonably determines, in such party's good faith judgment, that such disclosure is required by law, including the rules and regulations of the SEC, if appropriate, in connection with the Transactions and any other transactions related thereto, the identity of the Shareholders and Buyer and the Shareholders' ownership of the Shares and the nature of the Shareholders' or Buyer's, as the case may be, commitments, arrangements and understandings under this Agreement. Each of the Shareholders and Buyer agree to provide to the other parties a reasonable opportunity to review any such disclosure proposed by the other.

      SECTION 4.5 PUBLIC ANNOUNCEMENT. Each of the Shareholders agrees, solely in the Shareholder's capacity as a shareholder of the Company, not to make any public announcement in opposition to, or in competition with, the Stock Purchase Agreement or the consummation of the Transactions, except as required by applicable law.

      SECTION 4.6 ADDITIONAL SHARES. In the event that the Shareholders acquire any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page to the Proxy will be deemed amended accordingly. If the Shareholder acquires additional Shares, the Shareholder shall promptly notify Buyer in writing of such acquisition.

      SECTION 4.7 GRANT OF OPTION.

      (a) Each of the Shareholders hereby grants to Buyer an irrevocable option (the "OPTION") to purchase the Shares then owned beneficially or of record by the Shareholder (the "OPTION SHARES"), at a purchase price per share of $11.50 per Option Share (as adjusted from time to time pursuant to Section 4.7(f) below, the "EXERCISE PRICE"), in the manner and under the conditions set forth in this Section 4.7.

      (b) At any time prior to the Option Expiration Date, Buyer may exercise the Option, in whole but not in part, if, and only if, on or prior to the Closing Date:

            (i)   (A) Buyer terminates the Stock Purchase Agreement pursuant to
Section 7.1(b) thereof based on (x) a knowing breach of the Stock Purchase Agreement by the Company as of the date thereof or (y) an intentional breach of the Stock Purchase Agreement by the Company prior to the Closing Date, and (B) within ninety (90) days thereafter (x) the Company enters into an Alternative Transaction or (y) the Board recommends in favor of an Alternative Transaction with a party other than Buyer and its affiliates;

            (ii) the Board or the Special Committee recommends in favor of a Change of Control Transaction; or

            (iii) (A) the Stock Purchase Agreement is terminated pursuant to
Section 7.1(d) thereof and (B) within ninety (90) days thereafter (x) the Company enters into an Alternative Transaction or (y) the Board recommends in favor of an Alternative Transaction with a party other than Buyer and its affiliates.

                  Each of the events specified in Section 4.7(b)(i)-(iii) shall be referred to herein as a "TRIGGERING EVENT").

      (c) In order to exercise the Option, Buyer must give written notice (the "OPTION NOTICE", with the date of the Option Notice being hereinafter called the "NOTICE DATE") to the Shareholders, within ten (10) Business Days after the first occurrence of a Triggering Event (the "NOTICE PERIOD"), that Buyer will purchase the Options Shares pursuant to the Option. The Option Notice shall specify a place and date for closing such purchase (the "OPTION CLOSING"), which shall take place no less than one (1) day and no more than ten (10) days after receipt by the Shareholders of the Option Notice. Buyer's obligation to purchase the Option Shares upon exercise of the Option, and the Shareholders' obligation to sell the Option Shares upon exercise of the Option, is subject (at the election of each of Buyer or the Shareholders) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect and (ii) any applicable waiting period under the HSR Act shall have expired. The Buyer's obligation to purchase the Option Shares upon any exercise of the Option is further subject (at its election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in the Stock Purchase Agreement. Notwithstanding the foregoing, any failure by Buyer to purchase the Option Shares upon the proper exercise of the Option as set forth above at the Option Closing solely as a result of the non-satisfaction of any of the foregoing purchase conditions shall not affect or prejudice Buyer's right to purchase the Option Shares if such purchase conditions are satisfied within sixty (60) days after the date of the Option Closing specified in the Option Notice.

      (d) At the Option Closing, (i) the Shareholders will deliver to Buyer the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option, and (ii) Buyer shall pay the aggregate purchase price for the Option Shares by wire transfer of immediately available funds in the amount equal to the product of (A) the Exercise Price, multiplied by (B) the number of Option Shares (the "OPTION PURCHASE PRICE"). To the extent that, as of the date of the Option Closing, any Option Shares are then subject to any liens, the Shareholders hereby agree that Buyer may pay that portion of the Option Purchase Price attributable to the Option Shares subject to any such lien directly to the holder of such lien.

      (e)   In lieu of the Option Closing settlement procedures set forth in
Section 4.7(d) above, and notwithstanding anything in this Agreement to the contrary, at its sole election, Buyer may elect to exercise and settle the Option not with the delivery of the Option Shares by the Shareholders, but through the one-time payment (the "NET EXERCISE") by the Shareholder to Buyer of the Option Cash Value by wire transfer of immediately available funds. For purposes of this Agreement, "OPTION CASH VALUE" shall mean (i) the product of
(A) the number of Option Shares purchased and (B) the number equal to (x) the price per share for Company Common Stock received by a shareholder of the Company upon consummation of the transaction that resulted in a Triggering Event, minus (y) the Exercise Price, minus (ii) the excess, if any of (A) the amount of any taxes payable by the Shareholder with respect to the amount realizable in the transaction that resulted in the Triggering Event taking into account the tax benefit realizable by the Shareholder with regard to the payment of the Option Cash Value over (B) the amount of taxes that would be payable by the Shareholder had the Shareholder settled the Option by delivery of the Option Shares to Buyer. Buyer may elect to exercise the Option through a Net Exercise only in a written notice delivered to the Shareholder no later than the scheduled date of the Option Closing. If Buyer elects to exercise and settle the Option through a Net Exercise in accordance with this Section 4.7(e), the Shareholders shall deliver to Buyer the Option Cash Value within five business days after the Shareholders receive the aggregate price per share of Company Common Stock in connection with the consummation of the transaction that resulted in the Triggering Event.

                  (f) If any Triggering Event occurs and Buyer fails to give the Option Notice within the Notice Period, the Option shall expire at midnight on the last day of the Notice Period (the "OPTION EXPIRATION DATE").

                  (g) If the shares of capital stock of the Company, including the Option Shares, shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, then, in each case, the Exercise Price shall be adjusted accordingly to provide for the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split, reverse stock split, combination or exchange.

                                   ARTICLE V

                                   TERMINATION

      SECTION 5.1 TERMINATION.

      (a) Subject to Section 5.1(b) and 6.3, this Agreement, and all rights and obligations of the parties hereunder, shall automatically terminate on the earliest of (i) the Option Expiration Date, (ii) the Closing Date and (iii) February 12, 2005.

      (b) Notwithstanding Section 5.1(a), (i) the rights and obligations of the parties under Sections 1.2 and 1.3 shall automatically terminate on the earliest of (A) the Option Expiration Date, (B) the Closing Date, or (C) the termination of the Stock Purchase Agreement (the earliest of (A), (B) and (C), the "VOTING TERMINATION DATE"), and (ii) the rights and obligations of the parties under Section 1.4 shall automatically terminate (A) in case of Buyer, at such time when Buyer is no longer entitled to designate any nominee for election to the Board in accordance with the Standstill Agreement, and (B) with respect to the Shareholders, at such time when RBV is no longer entitled to designate any nominee for election to the Board in accordance with the RBV Voting Agreement.

                                   ARTICLE VI

                               GENERAL PROVISIONS

      SECTION 6.1 NO LIMITATION ON ACTIONS AS OFFICER OR DIRECTOR. Notwithstanding any of the provisions herein, nothing in this Agreement shall be construed in any respect as limiting any action that RBV might take, or requiring RBV to take any action, as (a) an officer of the Company, (b) a director of the Company, or (c) a member of any committee of the Board, in each case including, without limitation, (i) any action taken at the direction of the Board as (x) an officer of the Company, (y) a director of the Company, or (z) a member of any committee of the Board or (ii) in compliance with or as an exercise of his fiduciary duties as an officer or director of the Company.

      SECTION 6.2 ENTIRE AGREEMENT. This Agreement and the other RBV Agreements constitute the entire agreement of the parties on the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 6.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Shareholders in this Agreement shall survive any Option Closing but shall otherwise terminate on the Option Expiration Date.

      SECTION 6.4 ASSIGNMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Shareholders without the prior written consent of Buyer (which consent shall not be unreasonably withheld) shall be void. Buyer may assign this Agreement to any of its affiliates subject to the prior written approval of the Shareholders, which approval shall not be unreasonably withheld.

      SECTION 6.5 FEES AND EXPENSES. Except as otherwise provided in any RBV Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      SECTION 6.6 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 6.6):

      (a)   if to Buyer:

            Fidelity National Financial, Inc.
            601 Riverside Drive, 12th Floor
            Jacksonville, FL 32204
            Attention: Christopher A. Rose
            Telephone:  (904) 854-8544
            Facsimile:  (904) 357-1026

            with a copy to (which copy shall not constitute notice):

            Morgan, Lewis & Bockius LLP
            One Oxford Centre
            Thirty-Second Floor
            Pittsburgh, PA 15219-6401
            Facsimile: (412) 560-3399
            Telephone: (412) 560-3322
            Attention:  Kimberly A. Taylor, Esq.

      (b)   If to either of the Shareholders to:

                         Rajendra B. Vattikuti
                         3350 Eastpointe
                         Bloomfield Hills, MI 48302
                         Telephone: (248) 848-8605

                         Facsimile:  (248) 848-8883

                         with copy to (which copy shall not constitute notice):

            Steptoe & Johnson LLP
            1330 Connecticut Avenue, NW
            Washington, DC, 20036-1795
            Attention:  Anja Lehmann, Esq.
            Telephone:  (202) 429-8167
            Facsimile:  (202) 429-3902

            with copy to (which copy shall not constitute notice):

            Butzel Long
            150 West Jefferson
            Suite 100
            Detroit, MI 48226-4450
            Attention:  Arthur Dudley, Esq.
            Telephone:  (313) 225-7070
            Facsimile:  (313) 225-7000

      SECTION 6.7 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, following any breach or threatened breach by either the Shareholders or Buyer of any covenant or obligation contained in this Agreement, the Shareholders or Buyer, as applicable, shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Neither the Shareholders nor Buyer shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

      SECTION 6.8 GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE MICHIGAN BUSINESS CORPORATION ACT, AS AMENDED, AND CASE LAW INTERPRETING THAT ACT ARE APPLICABLE TO THE COMPANY AND THE RIGHTS OF ITS SHAREHOLDERS, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION AND

ENFORCEMENT HEREOF, OR ANY SUCH DOCUMENT OR IN RESPECT OF ANY SUCH TRANSACTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE.

      SECTION 6.9 NO WAIVER. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 6.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                   ARTICLE VII

                                   DEFINITIONS

                  "AGREEMENT" is defined in the introductory paragraph to this Agreement.

                  "ALTERNATIVE PROPOSAL" has the meaning assigned to such term in the Stock Purchase Agreement as in effect on the date hereof.

                  "ALTERNATIVE TRANSACTION" means a direct or indirect acquisition or purchase of a business that constitutes 20% of net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes 20% of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by this Agreement.

                  "BOARD" is defined in Section 1.4(a) of this Agreement.

                  "BUSINESS DAY" shall mean day on which banking institutions are open in the City of New York.

                  "BUYER" is defined in the introductory paragraph to this Agreement.

                  "CHANGE OF CONTROL TRANSACTION" has the meaning assigned to such term in the Stock Purchase Agreement as in effect on the date hereof.

                  "CLOSING DATE" has the meaning assigned to such term in the Stock Purchase Agreement as in effect on the date hereof.

                  "COMPANY TAKEOVER PROPOSAL" has the meaning assigned to such term in the Stock Purchase Agreement as in effect on the date hereof.

                  "COMPANY" is defined in the introductory paragraph to this Agreement.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "EXERCISE PRICE" is defined in Section 4.7(a) of this Agreement.

                  "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "NET EXERCISE" is defined in Section 4.7(e) of this Agreement.

                  "NOTICE DATE" is defined in Section 4.7(c) of this Agreement.

                  "NOTICE PERIOD" is defined in Section 4.7(c) of this Agreement.

                  "OPTION" is defined in Section 4.7(a) of this Agreement.

                  "OPTION CASH VALUE" is defined in Section 4.7(e) of this Agreement.

                  "OPTION CLOSING" is defined in Section 4.7(c) of this Agreement.

                  "OPTION EXPIRATION DATE" is defined in Section 4.7(e) of this Agreement.

                  "OPTION NOTICE" is defined in Section 4.7(c) of this Agreement.

                  "OPTION PURCHASE PRICE" is defined in Section 4.7(d) of this Agreement.

                  "OPTION SHARES" is defined in Section 4.7(a) of this Agreement.

                  "PROXY STATEMENT" has the meaning assigned to such term in the Stock Purchase Agreement as in effect on the date hereof.

                  "PROXY" is defined in Section 1.3 of this Agreement.

                  "RBV AGREEMENTS" is defined in the recitals to this Agreement.

                  "RBV STOCK PURCHASE AGREEMENT" is defined in the recitals to this Agreement.

                  "RBV TRUST" is defined in the introductory paragraph to this Agreement.

                  "RBV VOTING AGREEMENT" is defined in the recitals to this Agreement.

                  "RBV" is defined in the introductory paragraph to this Agreement.

                  "SEC" is defined in Section 4.4 of this Agreement.

                        "SHAREHOLDER" is defined in the introductory paragraph to this Agreement.

                        "SHARES" is defined in the recitals to this Agreement.

                        "SPECIAL COMMITTEE" shall mean, from the date hereof to the Closing Date, the Special Committee of the independent directors of the Company and, from and after the Closing Date, the members of the Board who are "independent" within the meaning of NASDAQ Rule 4200 and are not designated by any of the Buyer, RBV or CD&R-Cookie Acquisition, L.L.C.

                        "STANDSTILL AGREEMENT" is defined in the recitals to this Agreement.

                        "STOCK PURCHASE AGREEMENT" is defined in the recitals to this Agreement.

                        "SUBSIDIARY" has the meaning assigned to such term in the Stock Purchase Agreement as of the date hereof.

                        "TRANSACTIONS" has the meaning assigned to such term in the Stock Purchase Agreement as in effect on the date hereof.

                        "TRANSFER" is defined in Section 1.1 of this Agreement.

                        "TRIGGERING EVENT" is defined in Section 4.7(b) of this Agreement.

                        "VOTING TERMINATION DATE" is defined in Section 5.1(b) of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, Buyer and each Shareholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

                                     FIDELITY INFORMATION SERVICES, INC.

                                     By: /s/ William P. Foley, II
                                         -------------------------------------
                                     Name: William P. Foley, II
                                     Title:Chairman and Chief Executive Officer

                                     /s/ Rajendra B. Vattikuti
                                     -----------------------------------------
                                     RAJENDRA B. VATTIKUTI

                                     Print Name of Shareholder: Rajendra
                                                                B. Vattikuti

                                     Shares owned beneficially and of record:

                                     0 shares of Common Stock (owned of record)

                                     __shares of Common Stock issuable upon
                                     exercise of outstanding options or warrants

                                     THE RAJENDRA B. VATTIKUTI TRUST

                                     By: /s/ Rajendra B. Vattikuti
                                         ---------------------------------------


                  [SIGNATURE PAGE TO SHAREHOLDERS' AGREEMENT]

                                     Name:Rajendra B. Vattikuti

                                     Title: Trustee

                                     Print Name of Shareholder: The Rajendra
                                     B. Vattikuti Trust Shares owned
                                     beneficially and of record:

                                     8,611,759_ shares of Common Stock (owned of record)

                                     __ shares of Common Stock issuable upon
                                     exercise of outstanding options or warrants

EXHIBIT A

IRREVOCABLE PROXY

      The undersigned shareholder ("SHAREHOLDER") of Covansys Corporation, a Michigan corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints Brent Bickett, Executive Vice President of Fidelity Information Services, Inc., an Arkansas corporation ("BUYER"), and any other officer of Buyer as Mr. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES"), in accordance with the terms of this Proxy until the Voting Termination Date (as defined in the Shareholders' Agreement of even date herewith by and among Buyer, the Shareholder and Rajendra
B. Vattikuti ("Vattikuti") (the "SHAREHOLDERS' AGREEMENT"; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Shareholders' Agreement)). The Shares owned of record by the Shareholder as of the date of this Proxy are listed on the final page of this Proxy. Upon the Shareholder's execution of this Proxy, any and all prior proxies given by the Shareholder with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Voting Termination Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholders' Agreement, and is granted in consideration of Buyer entering into the Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") between Buyer and the Company and the Common Stock Purchase Agreement among Buyer and the Shareholder.

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Voting Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the approval of the Stock Purchase Agreement by the shareholders of the Company and in favor of the Transactions, (b) against (i) any Company Takeover Proposal (other than the Transactions) or (ii) any other action or agreement that the Shareholders are informed, in a Company proxy statement, would result in either a breach of a covenant, representation or warranty of the Company under the Stock Purchase Agreement or the nonfulfillment of any of the conditions to the Company's or Buyer's obligations under the Stock Purchase Agreement, and (c) in favor of any other matter relating to and necessary for the consummation of the Transactions that is presented to the shareholders of the Company for their approval. Notwithstanding the provisions of this paragraph, nothing in this Proxy shall be construed in any respect as limiting any action that Vattikuti might take, or requiring Vattikuti to take any action, as (a) an officer of the Company, (b) a director of the Company, or (c) a member of any committee of the Board of Directors of the Company, in each case including, without limitation,
(i) any action taken at the direction of the Board as (x) an officer of the Company, (y) a director of the Company, or (z) a member of any committee of the Board or (ii) in compliance with or as an exercise of his fiduciary duties as an officer or director of the Company.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The Shareholder may vote the Shares on all other matters. Any obligation of the Shareholder hereunder shall be binding upon the successors and assigns of the Shareholder.

Dated: April   , 2004

                                     THE RAJENDRA B. VATTIKUTI TRUST

                                     By: /s/ Rajendra B. Vattikuti
                                         ---------------------------------
                                     Name: Rajendra B. Vattikuti
                                           -------------------------------
                                     Title: Trustee
                                            ------------------------------

                                     Print Name of Shareholder:  The Rajendra
                                     B. Vattikuti Trust Shares owned
                                     beneficially and of record:

                                     8,611,759 shares of Common Stock (owned
                                     of record)

                                     __ shares of Common Stock issuable upon
                                     exercise of outstanding options or warrants


                                      - - 2

                                  SCHEDULE 1.1

                                     LIENS

2,045,000 of the Shares are pledged to Bank One.

615,000 of the Shares are pledged to the Company.

                                  SCHEDULE 2.2

                           FILINGS, NOTICES, CONSENTS

1. Any applicable requirements of the Exchange Act or any other federal or state securities laws.

2.    Any filings or other requirements under the HSR Act.

3.    The consents of:

      a. CDR Cookie Acquisition L.L.C. and CDR Cookie Acquisition VI-A L.L.C. under the CDR Voting Agreement.

      b. The Company under the Continuing Pledge Agreement, dated September 28, 2000, executed by RBV in favor of the Company.

      c.    Bank One, NA.